As Filed with the Securities and Exchange Commission on
                         July 1, 2004 Registration No.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       REGISTRATION STATEMENT ON FORM S-3
                        UNDER THE SECURITIES ACT OF 1933

                                    PHC, INC.
             (Exact name of registrant as specified in its charter)

                                  Massachusetts
         (State or other jurisdiction of incorporation or organization)

                                   04-2601571
                      (I.R.S. Employer Identification No.)

                                 Bruce A. Shear
                      President and Chief Executive Officer
                                    PHC, Inc.
                           200 Lake Street - Suite 102
                          Peabody, Massachusetts 01960
                                 (978) 536-2777
          (Address and telephone number of principal executive offices)

                                 with a copy to:

                                ARNOLD WESTERMAN
                                 ARENT FOX PLLC
                           1050 Connecticut Avenue, NW
                              Washington, DC 20036
                                 (202) 857-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                    -- 1 --

              C A L C U L AT I ON  O F  R E G I S T R A T I ON  F E E


                                         Proposed      Proposed
                         Number of       Maximum         Maximum
  Title of each            Shares        Offering       Aggregate      Amount of
Class of Securities        being         Price Per      Offering    Registration
 to be Registered        Registered       Share           Price         Fee

Class A Common Stock,
value $.01 par          3,941,342(1)      $1.10        $4,335,476     $1,036(2)
Class A Common Stock,
value $.01 par          1,885,211(1)(3)                               $4,762(4)


1.   Includes 1,071,925 shares that may be issued upon exercise of warrants.

2. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) using the closing bid price of Class A common stock June 29, 2004.

3. This number reflects a reduction of 554,808 shares of Class A common stock registered in registration statement file numbers 333-59927 and 333-76137 declared effective by the commission on August 3, 1998 and June 19, 2002, respectively, which were to have been issued upon the exercise of warrants which have expired or convertible debt, which has been extinguished, which shares are being deregistered hereby.

4. Pursuant to rule 429(b) this registration statement constitutes a post effective amendment to registration statement file numbers 333-25231, 333-44045, 333-59927 and 333-76137 declared effective by the commission on November 19, 1997, January 15, 1998, August 3, 1998 and June 19, 2002,
     respectively, on which filing fees of $2,912, $261, $840 and $749 were previously paid. The number of securities has been adjusted to reflect adjustments pursuant to anti-dilution provisions in the instruments issued evidencing the securities.
_______________________________________________________________________________



                                    -- 2 --

                    Subject to Completion, dated July , 2004

PROSPECTUS

                                    PHC, INC.

                            PIONEER BEHAVIORAL HEALTH

                    5,826,553 Shares of Class A Common Stock

     This prospectus covers the sale of shares of the company's Class A common stock, from time to time, by the selling security holders.

     The company issued 2,660,012 shares of Class A common stock in a private placement. The company also issued warrants to purchase an aggregate of 793,980 shares of Class A common stock in connection with the private placement, of which 200,000 were issued in payment of a finder's fee. For additional information see "Recent Developments" in this prospectus. The company received an aggregate of $2,928,015 in connection with this private placement. The funds acquired as a result of the private placement were used in the acquisition of Pivotal Research Centers, LLC and for working capital. The company will receive additional proceeds if outstanding warrants are exercised. Such funds will be added to working capital. All other proceeds from the purchase and sale of the stock will be realized by the selling security holders. The company is obligated to pay all expenses incident to the prospectus estimated to be approximately $20,000.

     The company issued 427,350 shares of Class A common stock in connection with the acquisition of Pivotal Research Centers, LLC in payment of a portion of the purchase price. For additional information regarding the acquisition see "Recent Developments" in this prospectus.

     The company issued warrants to purchase 60,000 shares of Class A common stock for investor relations consulting services which are being registered herewith.

     This prospectus also covers an aggregate of 1,885,211 shares of Class A common stock, which were previously registered, to be sold by selling security holders.

     The Class A common stock trades in the over-the-counter market and current prices are available on the Nasdaq Bulletin Board under the symbol PIHC. On June 29, 2004, the closing bid price of the Class A common stock was $1.10.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



The date of this Prospectus is July , 2004



                                    -- 3 --

                                   OUR COMPANY

     Our company is a national health care company, which, through wholly owned subsidiaries, provides psychiatric services to individuals who have behavioral health disorders including alcohol and drug dependency and to individuals in the gaming and trucking industry. Our subsidiaries operate substance abuse treatment facilities in Utah and Virginia, three outpatient psychiatric facilities in
Michigan, two outpatient psychiatric facilities in Nevada, an inpatient psychiatric facility in Michigan and, until recently, one out patient psychiatric facility in Kansas. We provide management, administrative and help line services through contracts with major railroads, a smoking cessation contract with the State of Kansas and a call center contract with Wayne County, Michigan. Through another subsidiary we conduct studies on the effects of psychiatric pharmaceuticals on a controlled population through contracts with the manufacturers of these pharmaceuticals. We recently expanded our operations related to pharmaceutical studies through the acquisition of Pivotal Research Centers, LLC. We also operate a website, Wellplace.com, which provides education, training and products for the behavioral health professional and internet support services to all of our subsidiaries.

     Our company provides behavioral health services and products through inpatient and outpatient facilities and online to behavioral health professionals. Our substance abuse facilities provide specialized treatment services to patients who typically have poor recovery prognoses and who are prone to relapse. These services are offered in small specialty care facilities, which permit us to provide our clients with efficient and customized treatment without the significant costs associated with the management and operation of general acute care hospitals. We tailor these programs and services to "safety-sensitive" industries and concentrate our marketing efforts on the transportation, oil and gas exploration, heavy equipment, manufacturing, law enforcement, gaming and health services industries. Our psychiatric facility provides inpatient psychiatric care and intensive outpatient treatment, referred to as partial hospitalization, to children, adolescents and adults. Our outpatient mental health clinics provide services to employees of major employers, as well as to managed care, Medicare and Medicaid clients. The psychiatric services are offered in a larger, more traditional setting than PHC's substance abuse facilities, enabling PHC to take advantage of economies of scale to provide cost-effective treatment alternatives.

     The company treats employees who have been referred for treatment as a result of compliance with Subchapter D of the Anti-Drug Abuse Act of 1988 (commonly known as the Drug Free Workplace Act), which requires employers who are Federal contractors or Federal grant recipients to establish drug-free awareness programs which, among other things, inform employees about available drug counseling; rehabilitation and employee assistance programs. We also provide treatment under the Department of Transportation implemented regulations, which broaden the coverage and scope of alcohol and drug testing for employees in "safety sensitive" positions in the transportation industry.

     The company was incorporated in 1976 and is a Massachusetts corporation. Our corporate offices are located at 200 Lake Street, Suite 102, Peabody, MA 01960 and our telephone number is (978) 536-2777. As used herein, our company refers to and includes the company and each of its subsidiaries through which substantially all of our business and operations are conducted.





                                    -- 4 --

                                  THE OFFERING

Securities Outstanding as of June 30, 2004:

Class A common stock         16,576,712
Class B common stock            776,991
Class C common stock                  0
Preferred stock                       0

Securities Offered            5,826,553 shares of Class A common stock, of which
                                        4,629,628 were outstanding as of June 30
                                        2004, 125,000 are issuable on conversion
                                        of debt, and  1,071,925 are  issuable on
                                        exercise of outstanding warrants.
NASDAQ Symbol                      PIHC
Proceeds to the company        $0.00  Assuming the  warrants are exercised,  the
                                          Company will receive $1,047,078.  This
                                             amount will be added to our working
                                        capital.  All other proceeds will be re-
                                         tained by the selling security holders.


                                    PHC, Inc.
                       Summary Consolidated Financial Data
                              Nine Months Ended
                                  March 31,             Year Ended June 30,
                            2004          2003           2003          2002
                      _________________________________________________________
Statements of
  Operations Data:
Revenue                   $19,064,183   $17,519,391   $23,833,323   $22,698,268
Operating expenses         19,479,911    16,352,055    22,387,634    20,933,994

Income (loss)from
  operations                 (415,728)    1,167,336     1,445,689     1,764,274

Other expenses               (362,608)     (333,306)     (413,713)     (664,933)

Provision for taxes            11,121        36,074        54,234        15,446

Income (loss)                (789,457)      797,956       977,742     1,083,895

Dividends                         --            --             --       (98,411)

Income (loss) applicable
 to common shares        $   (789,457)  $   797,956   $   977,742   $   985,484
                         =============  ===========   ===========   ===========

Basic income (loss) per
 common share            $      (0.06)  $      0.06   $      0.07   $      0.10

Basic weighted average
 number of shares
 outstanding               14,149,261    13,963,138    13,944,047    10,232,286

Diluted income (loss)
 per common share        $      (0.06)  $      0.05   $      0.07   $      0.09

Diluted weighted average
 number of shares
 outstanding               14,149,261    14,577,540    14,564,078    11,012,861



                                    -- 5 --

                                     As of                      As of
                                  March 31, 2004            June 30, 2003
                                ________________           _______________
Balance Sheet Data:
Total assets                      $10,537,082               $9,411,723
Working capital (deficit)            (647,277)                 736,177
Long-term obligations                 455,963                2,067,154
Stockholders' equity                2,146,132                1,935,257

                                    -- 6 --

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating whether to invest in the securities offered hereby.

OPERATING RISKS

     The concentration of accounts receivable due from government payors could create a severe cash flow problem should these agencies fail to make timely payment. We had substantial receivables from Medicaid and Medicare of approximately $1,136,000 at March 31, 2004 and $1,078,000 at June 30, 2003,
which would create a cash flow problem should these agencies defer or fail to make reimbursement payments as due, which would require us to borrow at unfavorable rates.

     If managed care organizations delay approving treatment, or reduce the patient length of stay or number of visits or reimbursement, our company's ability to meet operating expenses is affected. As managed care organizations and insurance companies adopt policies that limit the length of stay for substance abuse treatment, our business is materially adversely affected since our revenues and cash flow go down and our fixed operating expenses continue or increase based on the additional resources required to collect accounts receivable. Reimbursement for substance abuse and psychiatric treatment from private insurers is largely dependent on our ability to substantiate the medical necessity of treatment. The process of substantiating a claim often takes up to four months and sometimes longer; as a result, we experience significant delays in the collection of amounts reimbursable by third-party payors, which adversely affects our working capital condition.

     As our accounts receivable age and become uncollectable our cash flow is negatively impacted. Our accounts receivable from patient accounts (net of allowance for bad debts) were $5,429,379 at March 31, 2004 compared with $4,945,301 at June 30, 2003. As we expand, we will be required to seek payment from a larger number of payors and the amount of accounts receivable will likely increase. We have focused on better accounts receivable management throuch increased staff, standardization of some procedures for collecting receivables and a more aggressive collection policy in order to keep the change in receivables consistent with the change in revenue. We have also established a more aggressive reserve policy, allowing greater amounts of reserves as accounts age from the date of billing. If the amount of receivables which eventually become uncollectible exceeds such reserves, we could be materially adversely affected. In addition, any decrease in our ability to collect our accounts receivable or any further delay in the collection of accounts receivable would have a material adverse effect on our results of operations. See the Consolidated Financial Statements and notes related thereto included herein or incorporated herein by reference.

     Due to the company's current negative working capital and recent losses from operations as a result of a litigation settlement, if the company needs additional financing, it may require borrowing at unfavorable rates. We are utilizing, to the maximum extent, our accounts receivable funding facilities, which bear interest at the prime rate plus 2.25%, to meet our current cash needs. Should we require additional funds to meet our cash flow requirements or to fund growth or new investments, we may be required to meet these needs with more costly financing. Our current financing relationship is scheduled to terminate or renew as of November 2004. If we are unable to obtain needed financing, it could have a material adverse effect on our financial condition, operations and business prospects. See Consolidated Financial Statements and related notes included or incorporated into this prospectus by reference.

     The company relies on contracts with key clients to maintain patient census at its inpatient facilities and the loss of any of such contracts would impact our ability to meet our fixed costs. We have entered into relationships with large employers, health care institutions and labor unions to provide treatment for psychiatric disorders, chemical dependency and substance abuse in conjunction with employer-sponsored employee assistance programs. The employees of such institutions may be referred to us for treatment, the cost of which is reimbursed on a per diem or per capita basis. Approximately 30% of our total revenue is derived from these key clients. No one of these large employers, health care institutions or labor unions individually accounts for 10% or more

                                    -- 7 --
of our consolidated revenues, the loss of any of these key clients would require us to expend considerable effort to replace patient referrals and would result in revenue losses and attendant loss in income.

     Control of the healthcare industry exercised by federal, state and local regulatory agencies can increase costs, establish maximum reimbursement levels and limit expansion. Our company and the health care industry are subject to rapid regulatory change with respect to licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, the addition of new services, compliance with physical plant safety and land use requirements, implementation of certain capital expenditures, reimbursement for services rendered and periodic government inspections. Governmental budgetary restrictions have resulted in limited reimbursement rates in the healthcare industry including our company. As a result of these restrictions we cannot be certain that payments under government programs will remain at a level comparable to the present level or be sufficient to cover the costs allocable to such patients. In addition, many states, including the State of Michigan where the majority of our Medicaid Revenue is generated, are considering reductions in state Medicaid budgets.

     Insurance companies and managed care organizations are entering into sole source contracts with healthcare providers, which could limit our ability to obtain patients. Private insurers, managed care organizations and, to a lesser extent, Medicaid and Medicare, are beginning to carve-out specific services, including mental health and substance abuse services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. Continued growth in the use of carve-out systems could materially adversely affect our business to the extent we are not selected to participate in such smaller specialized networks or if the reimbursement rate is not adequate to cover the cost of providing the service.

     If we acquire new businesses or expand our businesses, the operating costs may be far greater than revenues for a significant period of time. The operating losses and negative cash flow associated with start-up operations or acquisitions could have a material adverse effect on our profitability and liquidity unless and until such facilities are fully integrated with our other operations and become self sufficient. Until such time we may be required to borrow at higher rates and less favorable terms to supplement operating cash flow short term.

     The limited number of healthcare professionals in the areas in which we operate may create staffing shortages. Our success depends, in large part, on our ability to attract and retain highly qualified personnel, particularly skilled health care personnel, which are in short supply. We face competition for such personnel from governmental agencies, health care providers and other companies and are constantly increasing our employee benefit programs, and related costs, to maintain required levels of skilled professionals. These increasing costs impact our profitability.

MANAGEMENT RISKS

     Bruce A. Shear is in control of the company since he is entitled to elect and replace a majority of the board of directors. Bruce Shear and his affiliates own and control 92.8% of the class B common stock, which elects four of the six members of the Board of Directors. Bruce Shear can establish, maintain and control business policy and decisions by virtue of his control of the board of directors.

     Retention of key personnel with knowledge of key contracts and clients is essential to the success of the company. PHC is highly dependent on the principal members of its management and professional staff, particularly Bruce
A. Shear, PHC's President and Chief Executive Officer, Robert H. Boswell, PHC's Senior Vice President and the other members of PHC's management and their continued relationship with key clients.

MARKET RISKS

     The company's failure to meet listing requirements resulted in the delisting of the company's stock from the Nasdaq Stock Market. The company's stock is currently a bulletin board traded stock. The cost of trading on the bulletin board can be more than the cost of trading on the SmallCap market and since there may be an absence of market makers on the bulletin board the price may be more volatile and it may be harder to sell the securities.

                                    -- 8 --

     If our common stock is not actively traded, the small number of transactions can result in significant swings in the market price, and it may be difficult for stockholders to dispose of stock in a timely way at a desirable market price or may result in purchasing of shares for a higher price.

     Our right to issue convertible preferred stock may adversely affect the rights of the common stock. Our Board of Directors has the right to establish the preferences for and issue up to 1,000,000 shares of preferred stock without further stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the market price of and the ability to sell common stock.

             SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements. You can identify these statements by forward-looking words such as "may," "could," "should," "would," "intend," "will," "expect," "anticipate," "believe," "estimate," "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. There may be events in the future that we are not able to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus. These differences may be the result of various factors, including those factors described in the "Risk Factors" section in this prospectus and other risk factors identified from time to time in our periodic filings with the SEC. Some important additional factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:

o economic factors, including inflation and fluctuations in interest rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins;
o competitive factors, including technological advances achieved and patents attained by competitors and generic competition;
o domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;
o government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls;
o the impact of business combinations, including acquisitions and divestitures, such as our recent acquisition of Pivotal Research Centers, LLC, and organizational restructurings consistent with our evolving business strategies;
o our ability to satisfy the covenants and other conditions contained in the agreements governing our indebtedness;
o our ability to obtain required financing on terms that are acceptable to us, and
o the issuance of new or revised standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, The Public Company Accounting Oversight Board or the SEC.

                                    -- 9 --

RECENT DEVELOPMENTS

     On April 30, 2004, the Company closed on the acquisition of Phoenix-based Pivotal Research Centers, LLC, ("Pivotal") significantly expanding the Company's clinical research capabilities and geographic presence. The Company purchased 100% of the membership interest in Pivotal Research Centers, LLC, from the former owners, Louis Kirby, Carol Colombo and Anthony Bonacci. In addition to its currently enrolling research contracts, the acquisition brings with it the expertise and reputation of Pivotal's founder, Louis Kirby, MD and its CEO, Michael Colombo. The Company filed Current Reports on form 8-K and 8-K/A with the Securities and Exchange Commission on May 13, 2004 and June 29, 2004, respectively, on this transaction.

     Pivotal performs all phases of clinical research for Phase I-IV drugs under development through two dedicated research sites, including one of the largest single psychiatric sites in the country. Pivotal currently has approximately 22 enrolling studies and an additional 31 ongoing studies with approximately 75-80 percent of Pivotal's research activity in central nervous system (CNS) research, With a current client base including AstraZeneca, Bristol Meyers Squibb, Cephalon, Forest, GlaxoSmithKline, Lilly, Merck, Mylan, Novartis, Organon, Sepracor and Wyeth, the Company currently has protocols in Alzheimer's disease, ADHD, Diabetes Type II, Generalized Anxiety Disorder, Insomnia, Major Depressive Disorder, Obesity, Pain, Parkinson's Disease, and Shift Work Sleep Disorder.

     The Company paid $1.5 million in cash and issued 427,350 shares of Class A common stock valued at $500,000. The value of the Class A common stock was determined in accordance with EITF 99-12, "Determination of the Measurement Date for the market Price of Acquirer Securities Issued in a Purchase Business Combination". Additionally, the Company agreed to three performance-based notes, which are staged during the next five years based on future profitability and secured by all the assets of Pivotal as well as by PHC, Inc.'s ownership interest in Pivotal.

     Note A is a secured promissory note with a face value of $1,000,000, with an annual interest rate of 6%, a maturity date of December 31, 2008 and payments due in quarterly installments beginning January 2005. The outstanding principal will be adjusted in the first and second years of the note based on adjusted EBITDA as defined in the agreement of $780,000. Annual adjusted EBITDA of greater than $780,000 for each period increases the note value by the difference and adjusted EBITDA of less than $780,000 will decrease the note value by the difference. Quarterly payments are then made based on the adjusted value of the note.

     Note B is a secured promissory note with a face value of $500,000, with an annual interest rate of 6%, a maturity date of December 31, 2008 and payments due in quarterly installments beginning January 2007. The outstanding principal will be adjusted on February 1, 2006 based on annual adjusted EBITDA as defined in the agreement of $780,000 for the adjustment period of January 1, 2005 through December 31, 2006. Adjusted EBITDA greater than $780,000 for the adjustment period increases the note value by the difference and annual adjusted EBITDA of less than $780,000 for the adjustment period will decrease the note value by the difference. Quarterly payments are then made based on the adjusted value of the note.

     Note C is a secured promissory note with a face value of $1,000,000, with an annual interest rate of 6%, a maturity date of March 31, 2009 and annual payments commencing on March 31, 2005. Note payment amounts will be determined based on the annual adjusted EBITDA as defined in the agreement of the non-Pivotal Research business for each payment period beginning at the effective date of the agreement and ending on December 31, of 2004 and each year thereafter multiplied by .35. In addition, this note provides for the issuance of up to $200,000 in PHC, Inc. Class A common stock, should the total of the five note payments be less than the $1,000,000 face value of the note.

     In accordance with SFAS No. 141, "Business Combinations," the value of the notes is considered to be contingent consideration and will be recorded as additional purchase price as the contingincies are resolved and the price is fixed. However, the floor of Note C of $200,000 was recorded as purchase price on the date of acquisition.

     The Notes are secured by the membership interest in Pivotal Research Centers, LLC and all the assets of Pivotal Research Centers, LLC.

     In addition to the usual representations and warranties made in agreements such as this, the Membership Purchase agreement also includes a sellers' covenant to the buyers not to compete or interfere with the business and a buyers' covenant regarding the timely collection and transfer of the accounts receivable of the seller and the public registration of the closing stock. In addition, the sellers also provided an indemnification to the buyer from and against any and all losses including, but not limited to, any litigation whether or not disclosed resulting from a pre-closing event, facts, circumstances or conditions whether or not asserted prior to the closing date.

                                    -- 10 --

     In conjunction with the Membership Purchase Agreement, the Company also executed, employment and non-compete agreements with Dr. Louis C. Kirby and Michael J. Colombo.

     Dr. Kirby's employment agreement extends from April 30, 2004 through December 31, 2006 and calls for an annual base salary of $200,000, subject to adjustment from time to time at the discretion of the Board of Directors, and incentive compensation of $30,000 if the annual adjusted EBITDA as defined in the Membership Purchase agreement is greater than $780,000.

     Mr. Colombo's employment agreement extends from April 30, 2004 through December 31, 2006 and calls for an annual base salary of $150,000, subject to adjustment from time to time at the discretion of the Board of Directors, and incentive compensation of $15,000 if the annual adjusted EBITDA as defined in the Membership Purchase agreement is greater than $730,000 but less than $800,000 or $25,000 if the annual adjusted EBITDA as defined in the Membership Purchase agreement is greater than $800,000. Additional incentive compensation will be provided to Mr. Colombo based on combined annual adjusted EBITDA of the acquired business in excess of $800,000, with incremental increases for amounts over $800,000.

     The loan adjustment periods and payment dates in the notes and the employment agreement were amended to reflect the closing date of April 30, 2004, as agreed to by Sellers and Buyer pursuant to Section 2.6 (a) of the Purchase Agreement.

     The Company determined that it would be in the best interest of the shareholders to finance the cash portion of the purchase price through equity as well as raise additional working capital, since debt with favorable terms was not available. Therefore, the Company offered 2,800,000 shares of Class A Common Stock at $1.10 per share in a private placement. The private placement also included 25% warrant coverage at an exercise price of $1.10 per share with a three-year term and standard anti-dilution features. This offering was completed in two stages. As a result of the first stage of the offering, in March 2004, the Company issued 684,999 shares of Class A Common Stock for $753,500 and warrants to purchase 171,248 additional shares of Class A Common Stock. As a result of second stage of this offering, in April 2004, the Company issued 1,918,196 shares of Class A Common Stock for $2,110,016 and warrants to purchase 479,549 additional shares of Class A Common Stock. The private placement facilitated the closing of the acquisition without incurring any additional bank debt, and also provides the necessary working capital for Pivotal to execute its business plan.

     In connection with the acquisition, the Company is obligated to pay $280,000 and issue 200,000 warrants to purchase shares of Class A common stock as a finder's fee. To date the company has met the obligations of the agreement and issued $200,000 warrants and paid $180,000 of the fee,





                                    -- 11 --

The following is summary financial data for Pivotal for the periods indicated. Complete financial information for Pivotal is available on the Company's Current Report Form 8-K/A filed with Securities and Exchange Commission on June 20, 2004. The summary financial data of Pivotal is derived from the audited financial statements for the years ended June 30, 2002 and 2003 included in the Company's current Form 8-K/A referenced above.

                          Pivotal Research Centers, LLC
                             Summary Financial Data

                                   Nine Months
                                      Ended
                                    March 31,           Year Ended June 30,
                                      2004            2003            2002
                        ______________________________________________________
Statements of Operations Data:
Revenue                            $3,249,861      $3,941,428      $3,171,667
Operating expenses                  2,641,866       3,215,220       3,059,949

Income from operations                607,995         726,208         111,718

Other income                            5,343           3,780           6,240
                                    __________      __________     __________
Net income                         $  613,338      $  729,988      $  117,958
                                   ===========     ===========     ===========





                                    March 31,           Year Ended June 30,
                                      2004            2003             2002
                        ______________________________________________________
Balance Sheet Data:
Total assets                       $1,876,650      $1,925,756      $1,334,775
Working capital                     1,540,609       1,574,490       1,044,973
Long-term obligations                       0               0               0



                                    -- 12 --

The following table includes a summary of unaudited pro forma financial data based on the respective audited and unaudited historical consolidated financial statements and the notes thereto of the Company and Pivotal after giving effect to the acquisition using the purchase method of accounting and management's estimated adjustments to various operating such as depreciation, amortization and interest income based on the acquisition. For more detailed information see the Company's 8-K/A filed with the Securities and Exchange Commission on June 29, 2004:

                                      PHC, Inc.
                           Unaudited Summary Pro Forma
                   Condensed Combined Statement of Operations
                 (in thousands, except share and per share data)

                                            Nine Months
                                              Ended             Year Ended
                                             March 31,           June 30,
                                              2004                  2003
                                   ____________________________________________
Statements of Operations Data:
Revenue                                     $    22,314       $    27,774
Operating expenses                               22,302            25,830
                                             ___________      ____________

Income from operations                               12             1,944

Other expenses                                      363               414

Provision for taxes                                  11                54

Income (loss) applicable to common shares   $      (362)      $     1,476

Basic income (loss) per common share        $     (0.02)      $      0.09
                                            ============      ===========
Basic weighted average number of shares
     outstanding                             16,494,807        16,289,593
                                            ===========       ===========

Diluted income (loss) per common share      $     (0.02)      $      0.09
                                            ============      ===========
Diluted weighted average number of
     shares outstanding                      16,494,807        17,014,725
                                            ===========       ===========


                                             March 31,
                                               2004

Balance Sheet Data:
Total assets                                $    13,595
Working capital                                    (667)
Long-term obligations                               656




                                    -- 13 --

                              AVAILABLE INFORMATION

     The company filed a registration statement with the Securities and Exchange Commission covering the securities offered. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. For further information with respect to the company and the securities being offered, see the registration statement, and related exhibits and schedules. Copies of these documents are available for review at the public reference facilities maintained at the principal office of the Commission at 450 Fifth Street, N. W., Room 1024, Washington D.C. 20549 and at the Commission's regional offices at The Woolworth Building, 233 Broadway, New York, New York 10279 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Copies of such materials are available upon written request from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information about PHC that is filed electronically at http:\\WWW.SEC.GOV. Reference is made to the copies of any contracts or other documents filed as exhibits to the registration statement.

     The company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at The Woolworth Building, 233 Broadway, New York, New York 10279.

     A copy of our Annual Report on Form 10-KSB for the year ended June 30, 2003, as filed with the Commission, is available upon request, without charge, by writing to PHC, Inc., 200 Lake Street, Suite 102, Peabody, Massachusetts 01960, Attention: Bruce A. Shear.

     We furnish our stockholders and warrant holders with annual reports containing audited financial statements and such other periodic reports as we may from time to time deem appropriate or as may be required by law.

                                    -- 14 --

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference and made a part of this prospectus are the following: (1) our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 filed with the Commission on September 19, 2003; (2) our Proxy Statement filed with the Commission on November 24, 2003; (3) our Quarterly Report on Form 10-QSB for the quarters ended September 30, 2003 filed with the Commission on November 13, 2003, December 31, 2003 filed with the Commission on February 13, 2004 and March 31, 2004 filed with the Commission on May 14, 2004;
(4) Current reports on Form 8-K/A reporting the acquisition by the company of Pivotal Research Centers, LLC, filed with the Commission on May 13, 2004 and June 29, 2004; and (5) the description of the Class A common stock, which is registered under Section 12 of the Exchange Act, contained in the company's Registration Statement on Form 8-A dated December 17, 1993, and the amendment thereto on Form 8-A/A dated March 2, 1994. All documents subsequently filed by the company with the Commission, as required by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering, will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes to the financial statements) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding statement.

     The company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein. Requests for such information should be directed to: PHC, Inc., 200 Lake Street, Suite 102, Peabody, Massachusetts 01960, Attention: Bruce A. Shear.



                                    -- 15 --

                            SELLING SECURITY HOLDERS

     The selling security holders consist of several groups of investors who acquired Class A common stock or debentures convertible into class A common Stock or warrants entitling the holder to purchase shares of class A common Stock from the company. The debenture holders also acquired warrants to purchase shares of Class A common stock.

     The following table identifies the investors who acquired debentures, which are convertible into Common Stock and those individuals who acquired warrants entitling the holder to purchase shares of class A common stock. All shares of Class A common stock issuable on conversion of the debentures or on the exercise of the warrants may be sold from time to time by the selling security holders in the over the counter market. The information contained in the following table indicates beneficial ownership based on the company's records and on information provided by our transfer agent as of June 30, 2004. None of the selling security holders is an affiliate of our company.

     Our company will receive an aggregate of $1,047,078 if the holders of all of the warrants exercise the warrants and purchase shares of Class A common stock. The average exercise price is $0.98. The selling security holders will retain all other proceeds from the sale of the shares being registered. However, there can be no assurance that the holders will exercise these warrants and the proceeds will be received by the Company.

     None of the selling security holders beneficially own greater than 5% of the outstanding Class A common stock.























                                    -- 16 --

                                    Shares of Class A Common
                                     Stock Beneficially Owned
                                    or Issuable on Conversion
                                          of Outstanding                                        Number of
                                      Convertible Securities    Warrants to Purchase         Shares of Class
Name, Address and primary contact      Before the Offering       shares of Class A            A Common Stock
    of Selling Security Holder        Exclusive of Warrants        Common Stock                   Offered

                                                                         Exercise   Expiration
                                                                  Number   Price      Date

2004 Private Placement (1)
Fiserv Securities FBO                     140,000                25,000    $1.10     02/03/2007     125,000
Steve Bathgate, IRA
Bathgate Capital
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Fiserv Securities FBO                      20,000                 5,000    $1.10     02/03/2007      25,000
Richard Huebner, IRA
Bathgate Capital
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Fiserv Securities FBO                      20,000                 5,000    $1.10     02/03/2007      25,000
Kim Gloystein, IRA
Bathgate Capital
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Fiserv Securities FBO                      20,000                 5,000    $1.10     02/03/2007      25,000
George Johnson, IRA
Bathgate Capital
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Vicki D. E. Barone                         14,000                 2,500    $1.10     02/03/2007      12,500
Bathgate Capital
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Fiserv Securities FBO                      20,000                 5,000    $1.10     02/03/2007      25,000
Bathgate Capital
5350 S. Roselyn St., #400
Greenwood Village, CO 80110


                                    -- 17 --

                                    Shares of Class A Common
                                     Stock Beneficially Owned
                                    or Issuable on Conversion
                                          of Outstanding                                        Number of
                                      Convertible Securities    Warrants to Purchase         Shares of Class
Name, Address and primary contact      Before the Offering       shares of Class A            A Common Stock
    of Selling Security Holder        Exclusive of Warrants        Common Stock                   Offered

                                                                         Exercise   Expiration
                                                                  Number   Price      Date

Fiserv Securities                          10,000                 2,500    $1.10     02/03/2007      12,500
FBO Kent Lund, IRA
Bathgate Capital
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

David H. Drennen                           16,000                 2,500    $1.10     02/03/2007      12,500
Bathgate Capital
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

David Spitz                                20,455                 5,113    $1.10     02/03/2007      25,568
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Core Fund, LP                             227,272                56,818    $1.10     02/03/2007     284,090
David Baker
601 California Street
Suite 1150
San Francisco, CA  94108

Pilot Ventures Trust George                28,408                    -0-   $1.10     02/03/2007      28,408
McCabe, Trustee
2E. 73rd Street, 15th Floor
New York, NY 10021

Peter Lynch                                255,681                    -0-   $1.10     02/03/2007     255,681
Lynch Foundation
82 Devonshire Street S4
Boston, MA  02109

Sandor Capital Master Fund, LP            100,000                25,000    $1.10     04/29/2007     125,000
Kaizen Capital LLC
John Lemak
2828 Routh Street, Suite 500
Dallas, TX  75201


                                    -- 18 --

                                    Shares of Class A Common
                                     Stock Beneficially Owned
                                    or Issuable on Conversion
                                          of Outstanding                                        Number of
                                      Convertible Securities    Warrants to Purchase         Shares of Class
Name, Address and primary contact      Before the Offering       shares of Class A            A Common Stock
    of Selling Security Holder        Exclusive of Warrants        Common Stock                   Offered

                                                                         Exercise   Expiration
                                                                  Number   Price      Date

Select Contrarian Value Partners LP       300,000                75,000    $1.10     04/29/2007     375,000
Kaizen Capital, LLC
David Berry
4200 Montrose Blvd., Suite 510
Houston, TX  77006

Meadowbrook Opportunity Fund, LLC         200,000                50,000    $1.10     04/29/2007     250,000
Michael Ragin
100 Tri-State International
Suite 260
Lincolnshire, IL  60069

UVE Partners LLC                          194,400                25,000    $1.10     04/29/2007     125,000
1270 Avenue of the Americas
Suite 1800
New York, NY  10020

Westgate Capital, LP                      300,000                75,000    $1.10     04/29/2007     375,000
Patrick Brosnahan
4965 Preston Park Boulevard #220
Plano, TX  75093

Centaur Value Fund, LP                     68,200                17,050    $1.10     04/29/2007      85,250
Zeke Ashton
100 Crescent Court, Suite 800
Dallas, TX  75201

Asamara LLC                                386,360                96,590   $1.10      04/29/2007     482,950
Stephen Heyman
415 S. Boulder, 9th Floor
Tulsa, OK  74103

Incline Capital LP                         200,000                50,000   $1.10      04/29/2007     250,000
Mark Hood
4965 Preston Park Blvd.
Suite 250
Plano, TX  75093


                                    -- 19 --

                                    Shares of Class A Common
                                     Stock Beneficially Owned
                                    or Issuable on Conversion
                                          of Outstanding                                        Number of
                                      Convertible Securities    Warrants to Purchase         Shares of Class
Name, Address and primary contact      Before the Offering       shares of Class A            A Common Stock
    of Selling Security Holder        Exclusive of Warrants        Common Stock                   Offered

                                                                         Exercise   Expiration
                                                                  Number   Price      Date

Hammerstone Capital Partners              163,636                40,909    $1.10     04/29/2007     204,545
Jack Alfandary
237 Park Avenue
New York, NY  10023

Morgan Stanley Dean Witter                194,000                25,000    $1.10     04/30/2007     125,000
Custodian for Jeffrey W. Waters
11311 McCormick Road
Suite 450
Hunt Valley, MD  21031

Pivotal Acquisition (2)
Louis Kirby                               405,982                    -0-      -0-            -0-    405,982
5633 North Royal Circle Paradise
Valley, AZ  85253

Anthony Bonacci                            10,684                    -0-      -0-            -0-     10,684
2525 E. Camelback Road, Suite 840
Phoenix, AZ 85016

Carol Colombo                              10,684                    -0-      -0-            -0-     10,684
2525 E. Camelback Road, Suite 840
Phoenix, AZ 85016

Finder's Fee (3)
David Spitz                                    -0-               90,000    $1.24     04/30/2007      90,000
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Curtis Akey                                    -0-               10,000    $1.24     04/30/2007      10,000
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110


                                    -- 20 --

                                    Shares of Class A Common
                                     Stock Beneficially Owned
                                    or Issuable on Conversion
                                          of Outstanding                                        Number of
                                      Convertible Securities    Warrants to Purchase         Shares of Class
Name, Address and primary contact      Before the Offering       shares of Class A            A Common Stock
    of Selling Security Holder        Exclusive of Warrants        Common Stock                   Offered

                                                                         Exercise   Expiration
                                                                  Number   Price      Date
David Drennen                               16,000                4,500    $1.24     04/30/2007       4,500
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Lee Schlessman                                 -0-                4,050    $1.24     04/30/2007       4,050
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Greg & Ann Fulton                              -0-                2,700    $1.24     04/30/2007       2,700
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Scott Liolios                                  -0-                2,500    $1.24     04/30/2007       2,500
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Jeff Kohler                                    -0-                2,500    $1.24     04/30/2007       2,500
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Pete Bloomquist                                -0-                2,500    $1.24     04/30/2007       2,500
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Jon Kruljac                                    -0-                2,500    $1.24     04/30/2007       2,500
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110


                                    -- 21 --

                                    Shares of Class A Common
                                     Stock Beneficially Owned
                                    or Issuable on Conversion
                                          of Outstanding                                        Number of
                                      Convertible Securities    Warrants to Purchase         Shares of Class
Name, Address and primary contact      Before the Offering       shares of Class A            A Common Stock
    of Selling Security Holder        Exclusive of Warrants        Common Stock                   Offered

                                                                         Exercise   Expiration
                                                                  Number   Price      Date

Andrea Bauer                                   -0-                2,500     1.24     04/30/2007       2,500
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Michael Donnelly                               -0-                1,250    $1.24     04/30/2007       1,250
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Susan Ross                                     -0-                2,000    $1.24     04/30/2007       2,000
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Nancy Stratton                                 -0-                1,000    $1.24     04/30/2007       1,000
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Steven Bathgate                            140,000               24,000    $1.24     04/30/2007      24,000
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Richard Huebner                                -0-               24,000    $1.24     04/30/2007      24,000
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

Vicki Barone                                14,000               24,000    $1.24     04/30/2007      24,000
c/o Bathgate Capital Partners
5350 S. Roselyn St., #400
Greenwood Village, CO 80110

                                    -- 22 --

                                    Shares of Class A Common
                                     Stock Beneficially Owned
                                    or Issuable on Conversion
                                          of Outstanding                                        Number of
                                      Convertible Securities    Warrants to Purchase         Shares of Class
Name, Address and primary contact      Before the Offering       shares of Class A            A Common Stock
    of Selling Security Holder        Exclusive of Warrants        Common Stock                   Offered

                                                                         Exercise   Expiration
                                                                  Number   Price      Date

Investor Relations (4)
Hayden Communications                          -0-               30,000    $0.86     10/20/2006      60,000
1401 Havens Drive                                                30,000    $0.84     10/20/2006
N. Myrtle Beach, SC 29582

Previously Registered (5)
ProFutures Special (a)                    459,960                    -0-      -0-            -0-    459,960
Equities Fund, LP
John Gray
11612 Bee Cave RD
Austin, TX  78734

Augustine Fund LP (a)                     309,298                    -0-      -0-            -0-    309,298
Tom Duszynski
141 W. Jackson Blvd.
Suite 2181
Chicago, IL  60604

John F. Mauldin (a)                       179,047                    -0-      -0-            -0-    179,047
1000 Ballpark in Arlington
Suite 216
Arlington, TX  76011

Gary D. Halbert  (a)                      253,402                    -0-      -0-            -0-    253,402
11612 Bee Cave RD, Suite 100
Austin, TX  78734

William D. Kyle, Jr. (b)                  125,000                43,695    $1.00     12/31/2004     168,695
10950 N. Cedarburg RD,
56 West
Mequon, WI  53092

George Gordon (b)                          90,000                10,000    $0.58      7/01/2004      20,000
1613 Tiffany Ave.                                                10,000    $0.58      8/01/2004
Racine, WI 53402

Yakov Burstein (c)                        151,954                    -0-      -0-            -0-    104,020
184-63 Aberdeen Road
Jamaica, NY 11432

                                    -- 23 --

                                    Shares of Class A Common
                                     Stock Beneficially Owned
                                    or Issuable on Conversion
                                          of Outstanding                                        Number of
                                      Convertible Securities    Warrants to Purchase         Shares of Class
Name, Address and primary contact      Before the Offering       shares of Class A            A Common Stock
    of Selling Security Holder        Exclusive of Warrants        Common Stock                   Offered

                                                                         Exercise   Expiration
                                                                  Number   Price      Date

Irwin Mansdorf (c)                        236,539                    -0-      -0-              -0-  236,539
3 Nachshon Street
Raanana, Israel

National Securities Corp. (d)                  -0-               68,830    $1.45      7/05/2004     137,660
Steven Rothstein                                                 68,830    $1.45     10/05/2004
875 N. Michigan Ave.,
Suite 1560
Chicago, IL  60611

Delta Systems & Solutions (e)              12,000                16,590    $1.50      3/31/2004      16,590
Peter Drakos
1200 Salem St. #182
Lynnfield, MA  01940

                                    -- 24 --

1. In March and April 2004, the Company issued 2,660,012 shares of Class A common stock at $1.10 per share and 593,980 warrants to purchase shares of Class A common stock, at an exercise price of $1.10 in connection with this private placement.

2. In April 2004, the company purchased 100% of the membership interest in Pivotal Research Centers, LLC ("Pivotal"). In connection with this transaction the company issued 427,350 shares of Class A common stock to the former membership holders, Louis Kirby, Anthony Bonacci and Carol Colombo.

3. In connection with the purchase of the membership interest in Pivotal, the Company issued 200,000 warrants to purchase shares of Class A common stock to Bathgate Capital as a finders fee.

4. In October 2003, the company issued 60,000 warrants to purchase shares of Class A common stock to Hayden Communications for investor relations consulting services including but not limited to investment community awareness, shareholder communications and media relations.

5. This prospectus also serves as a post effective amendment for 1,899,854 shares of Class A common stock to be sold by selling security holders which were previously registered as follows:

     a. In March 1998, the company issued a total of 950 shares of Series B convertible Preferred Stock as follows: 200 shares to Augustine Fund; 500 shares to ProFutures; 150 shares to G. Halbert and 100 shares to
          J. Mauldin. This Preferred Stock was convertible into Class A common stock at a conversion price that was 80% of the average closing bid price five days prior to the conversion date. The company was obligated to issue the Selling Security Holder a promissory Note for the difference between $2.00 (the "Minimum Conversion Price") and the market price of Class A common stock (the "Price Guarantee"). In a subsequent agreement the price guarantee was later revised to allow the company to issue Class A common stock in lieu of the promissory note. As of this date all outstanding Series B Preferred Stock have been converted.

     b. In December 1998, the company issued to Dean and company $500,000 in 12% Convertible Debentures, which are convertible into 250,000 shares of Class A common stock at a price of $2.00 per share. In Fiscal year 2003, the debentures were transferred to William D. Kyle, Jr. and the holders exercised the put provision in the agreement as to 50% of the debentures leaving $250,000 outstanding convertible into 125,000 shares of Class A common stock. In connection with this financing the company also issued 25,000 warrants to purchase shares of Class A common stock to the holders of the debentures which remain outstanding and 175,000 warrants to purchase shares of Class A common stock as a finders fee to George Gordon for introducing Dean and Company to the company, of which only 20,000 remain outstanding.

     c. In October 1996, the company entered into an Agreement and Plan of Merger with Irwin Mansdorf and Yakov Burstein, the then owners of Behavioral Stress Centers, Inc., which called for the issuance of Class A common stock to the former owners as part of the purchase price. The company issued an aggregate of 564,396 shares of Class A common stock to Irwin Mansdorf and 170,422 shares of Class A common stock to Yakov Burstein in connection with these agreements. The number of shares also includes 236,539 shares to Irwin Mansdorf and 67,558 shares to Yakov Burstein in connection with a share price guarantee.

     d. During 1999 the company issued 150,000 warrants to purchase shares of Class A common stock to National Securities Corp. as payment for Investment Banker Services. Of this number 75,000 warrants have expired and 75,000 remain outstanding.

     e. In March 2000, the company issued 10,000 warrants to purchase shares of Class A common stock to Delta Systems and Solutions in payment of computer technology consulting services relating to Behavioral Health Online, Inc. In March 2004 the Board voted to extend these warrants for one year until March 2005.

                                    -- 25 --

                              PLAN OF DISTRIBUTION

     The Class A common stock offered hereby may be sold from time to time in the over the counter market through underwriters, dealers, brokers or other agents. PHC will receive $1,047,078 if the warrants to purchase 1,071,925 shares being registered are exercised; however, PHC will receive no proceeds from the sale by the selling shareholders of the additional 4,754,628 shares of Class A common stock included in this registration statement.

     The Class A common stock offered may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Selling Security Holder will determine the selling price at the time of the transaction or by an agreement with its underwriters, dealers, brokers or other agents.

     Any underwriters, dealers, brokers or other agent to or through whom Class A common stock offered hereby is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Security Holder and/or purchasers of Class A common stock for whom they may act as agent or to whom they may sell as principal, or both (which compensation to a particular underwriter, broker, dealer or other agent might be in excess of customary commissions). In addition, a Selling Security Holder and any such underwriters, dealers, brokers or other agents may be deemed to be underwriters under the Securities Act, and any profits on the sale of Class A common stock by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or other agent in connection with the sale of the Class A common stock will be selected by a Selling Security Holder and may have other business relationships with PHC and its subsidiaries or affiliates in the ordinary course of business. PHC cannot presently estimate the amount of any such discounts, commissions or concessions. PHC knows of no existing arrangements between the selling security holders and any underwriter, dealer, broker or other agent.


                                    -- 26 --

                                  LEGAL MATTERS

     Arent Fox, PLLC, Washington, DC have passed upon the validity of the securities offered hereby for PHC.

                                    EXPERTS

     The consolidated financial statements of our Company as of and for the years ended June 30, 2002 and 2003, incorporated by reference in the prospectus constituting a part of this registration statement on Form S-3, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Pivotal Research Centers, LLC as of and for the years ended June 30, 2002 and 2003, incorporated by reference in the prospectus constituting a part of this registration statement on Form S-3 have been audited by Woods & Dwyer, P.L.C., independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


                                    -- 27 --

No dealer,  salesman  or  any  other  person  has
been  authorized  to give  any  information or to
make   any  representations   other   than  those
contained in  this prospectus in  connection with
the offering made hereby, and,  if given or made,
such information or representations must  not  be              PHC, INC.
relied upon  as having  been  authorized  by PHC.
This  Prospectus  does  not constitute  an  offer
to sell or a  solicitation  of an  offer to  buy,
by any  person  in any  jurisdiction in  which it    PIONEER BEHAVIORAL HEALTH
it  is  unlawful for  such person  to  make  such
offer  or  solicitation.  Neither the delivery of
this  prospectus nor  any offer,  solicitation or
sale made hereunder shall under any circumstances
create  any  implication  that  the   information   5,826,553 Shares of Class A
herein  contained  is  correct  as  of  any  time           Common Stock
subsequent to the date of the prospectus.

                TABLE OF CONTENTS
                                               Page
Prospectus Summary                               3
Risk Factors
     Operating Risks:                            7-9
        Delay in government payments             7
        Managed care rates                       7
        Collectability of Accounts Receivable    7
        Lack of access to capital                7
        Reliance on key clients                  7
        Rapid regulatory change                  8
        Negative cash flow                       8
        Sole source contracts                    8
        Acquisition and expansion                8
        Staffing shortages                       8
    Management Risks:                            8
       Control of PHC by Bruce A. Shear          8
       Retaining key personnel                   8
    Market Risks:                                8
       Nasdaq delisting                          8
       Common Stock liquidity                    9
       Low trading volume                        9
       Issuance of Preferred Stock               9
Recent Developments                          10-13
Available Information                           14
Incorporation of Documents by Reference         15
Selling security holders                     16-25
Plan of Distribution                            26
Legal Matters                                   27
Experts                                         27
                                                             PROSPECTUS
                                                             July  , 2004

                                    -- 28 --

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

It is estimated that the following expenses were incurred in connection with the offering hereunder:

         SEC Registration Fee               $  1,082.00
         Legal Fees and Expenses              10,000.00
         Accounting Fees and Expense           4,000.00
         Miscellaneous                         4,918.00
                                            ____________
         Total                              $ 20,000.00

The Registrant will bear all expenses shown above.

Item 15. Indemnification of Directors and Officers.

     Section 6 of the Registrant's Restated Articles of Organization provides, in part, that the Registrant shall indemnify its directors, trustees, officers, employees and agents against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees, reasonably incurred by such person in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or proceeding in which such director or officer may be involved or with which he may be threatened, while in office or thereafter, by reason of his actions or omissions in connection with services rendered directly or indirectly to the Registrant during his term of office, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

     In addition, the Restated Articles of Organization of the Registrant, under authority of the Business Corporation Law of The Commonwealth of Massachusetts, contain a provision eliminating the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (3) for any transaction from which the director derived an improper personal benefit. The foregoing provision also is inapplicable to situations wherein a director has voted for, or assented to the declaration of, a dividend, repurchase of shares, distribution, or the making of a loan to an officer or director, in each case where the same occurs in violation of applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PHC pursuant to the foregoing provisions, or otherwise, PHC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PHC of expenses incurred or paid by a director, officer or controlling person of PHC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PHC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                    -- 29 --

Item 16.  Exhibits.

Exhibit No.         Description

     3.1 Restated Articles of Organization of the Registrant, as amended. (Filed as exhibit 3.1 to the Company's Registration Statement on March 2, 1994).
     3.1.1 Articles of Amendment filed with the Commonwealth of Massachusetts. (Filed with the 10-QSB dated May 1997).
     3.1.2 Restated Articles of Organization of the Registrant, as amended. (Filed as exhibit 3.1.2 to the Company's report on Form 10-QSB dated May 14, 2001. Commission file number 0-22916).
     3.2 By-laws of the Registrant, as amended. (Filed as exhibit 3.2 to the Company's Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form SB-2 under the Securities Act of 1933 dated November 13, 1995. Commission file number 333-71418).
     4.1 Warrant Guaranty Agreement for Common Stock Purchase Warrants issuable by PHC, Inc. dated August 14, 1998 for Warrants No. 2 and No. 3.(Filed as exhibit 4.19 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on October 14, 1997. Commission file number 0-22916).
     4.2 12% Convertible Debenture by and between PHC, Inc., and Dean & Co., dated December 3, 1998 in the amount of $500,000. (Filed as exhibit
          4.20 to the Company's report on Form 10-QSB dated February 12, 1999. Commission file number 0-22916).
     4.3 Securities Purchase Agreement for 12% Convertible Debenture by and between PHC, Inc. and Dean & Co., a Wisconsin nominee partnership for Common Stock. (Filed as exhibit 4.21 to the Company's report on Form 10-QSB dated February 12, 1999. Commission file number 0-22916).
     4.4 Warrant Agreement to purchase up to 25,000 shares of Class A Common Stock by and between PHC, Inc., and Dean & Co., dated December 3, 1998. (Filed as exhibit 4.22 to the Company's report on Form 10-QSB dated February 12, 1999. Commission file number 0-22916).
     4.5 Warrant Agreements by and between PHC, Inc., and George H. Gordon for 10,000 shares of Class A Common Stock dated July 1, 1999. (Filed as exhibit 4.29 to the Company's report on Form 10-KSB dated October 13, 1999. Commission file number 0-22916).
     4.6 Warrant Agreements by and between PHC, Inc., and George H. Gordon for 10,000 shares of Class A Common Stock dated August 1, 1999. (Filed as exhibit 4.30 to the Company's report on Form 10-KSB dated October 13, 1999. Commission file number 0-22916).
     4.7 Warrant to purchase up to 37,500 shares of Class A Common Stock by and between PHC, Inc., and National Securities Corporation dated April 5, 1999. (Filed as exhibit 4.31 to the Company's report on Form 10-KSB dated October 13, 1999. Commission file number 0-22916).
     4.8 Warrant to purchase up to 37,500 shares of Class A Common Stock by and between PHC, Inc., and National Securities Corporation dated July 5, 1999. (Filed as exhibit 4.32 to the Company's report on Form 10-KSB dated October 13, 1999. Commission file number 0-22916).
     4.9 Common Stock Purchase Warrant by and between PHC, Inc. and Heller Healthcare Finance, Inc. for 60,000 shares of Class A Common Stock. (Filed as exhibit 4.37 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on September 29, 2000. Commission file number 0-22916).
     4.10 Equity Purchase Warrant to purchase 1% equity in Behavioral Health Online by and between PHC, Inc., and Heller Healthcare Finance dated March 16, 1998. (Filed as exhibit 4.38 to the Company's quarterly report on Form 10-QSB, filed with the Securities and Exchange Commission on November 14, 2000. Commission file number 0-22916).
     4.11 Warrant Agreement issued to Marshall Sternan to purchase 10,000 Class A Common shares dated April 15, 2001. (Filed as exhibit 4.41 to the Company's report on Form 10-QSB dated May 14, 2001. Commission file number 0-22916).
     4.12 Equity Purchase Warrant to purchase 1% equity in Behavioral Health Online by and between PHC, Inc., and Heller Healthcare Finance dated December 18, 2000. (Filed as exhibit 4.36 to the Company's report on Form 10-KSB dated September 25, 2001. Commission file number 0-22916).



                                    -- 30 --

Exhibit No.         Description

     4.13 Form of Subscription Agreement and Warrant. (Filed as exhibit 4.22 to the Company's report on Form 8-K filed with the Securities and Exchange commission on May 13, 2004. Commission file number 0-22916).
     *5.1 Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC.
     10.1 Deed of Trust Note of Mount Regis Center Limited Partnership in favor of Douglas M. Roberts, dated July 28, 1987, in the amount of $560,000, guaranteed by PHC, Inc., with Deed of Trust executed by Mount Regis Center, Limited Partnership of even date. (Filed as exhibit 10.33 to Form SB-2 dated March 2, 1994).
     10.2 Assignment and Assumption of Limited Partnership Interest, by and between PHC of Virginia Inc. and each assignor dated as of June 30, 1994. (Filed as exhibit 10.57 to Form 10-KSB on September 28, 1994).
     10.3 Copy of Note of Bruce A. Shear in favor of Steven J. Shear, dated December 1988, in the amount of $195,695; Pledge Agreement by and between Bruce A. Shear and Steven J. Shear, dated December 15, 1988; Stock Purchase Agreement by and between Steven J. Shear and Bruce A. Shear, dated December 1, 1988. (Filed as exhibit 10.52 to the
          Company's Registration Statement on Form SB-2 dated March 2, 1994. Commission file number 333-71418).
     10.4 Unconditional Guaranty of Payment and performance by and between PHC, Inc. in favor of HCFP. (Filed as exhibit 10.112 to the Company's quarterly report on Form 10-QSB, filed with the Securities and Exchange Commission on February 25, 1997. Commission file number 0-22916).
     10.5 Agreement between Family Independence Agency and Harbor Oaks Hospital effective January 1, 1997. (Filed as exhibit 10.122 to the Company's report on Form 10-KSB, with the Securities and Exchange Commission on October 14, 1997. Commission file number 0-22916).
     10.6 Master Contract by and between Family Independence Agency and Harbor Oaks Hospital effective January 1, 1997. (Filed as exhibit 10.123 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on October 14, 1997. Commission file number 0-22916).
     10.7 Financial Advisory Agreement, Indemnification Agreement and Warrant by and between Brean Murray Company and PHC, Inc. dated June 1, 1997. (Filed as exhibit 10.125 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on October 14, 1997. Commission file number 0-22916).
     10.8 Loan and Security Agreement by and among HCFP Funding, Inc., and PHC of Michigan, Inc., PHC of Utah, Inc., PHC of Virginia, Inc., PHC of Rhode Island, Inc., and Pioneer Counseling of Virginia, Inc. dated as of February 18, 1998. (Filed as exhibit 10.139 to the Company's Registration Statement on Form SB-2 dated July 24, 1998. Commission file number 333-59927).
     10.9 Credit Line Deed of Trust by and between PHC of Virginia, Inc., and HCFP Funding II, Inc. dated July 1998. (Filed as exhibit 10.140 to the Company's Registration Statement on Form SB-2 dated July 24, 1998. Commission file number 333-59927).
     10.10 Promissory Note for $50,000 dated May 18, 1998 by and between PHC, Inc. and Tot Care, Inc. (Filed as exhibit 10.142 to the Company's Registration Statement on Form SB-2 dated July 24, 1998. Commission file number 333-59927).
     10.11 Promissory Note for $50,000 dated June 9, 1998 by and between PHC, Inc. and Tot Care, Inc. (Filed as exhibit 10.143 to the Company's Registration Statement on Form SB-2 dated July 24, 1998. Commission file number 333-59927).
     10.12 Amendment No. 1 to Loan and Security Agreement in the amount of $4,000,000 by and among HCFP Funding, Inc., and PHC of Michigan, Inc., PHC of Utah, Inc., PHC of Virginia, Inc., PHC of Rhode Island, Inc., and Pioneer Counseling of Virginia, Inc. dated as of February 18, 1998. (Filed as exhibit 10.57 to the Company's report on Form 10-KSB dated October 13, 1998. Commission file number 0-22916).
     10.13 Financial Advisory and Consultant Agreement by and between National Securities Corporation and PHC, Inc. dated January 5, 1999. (Filed as exhibit 10.61 to the Company's report on Form 10-QSB dated February 12, 1999. Commission file number 0-22916).

                                    -- 31 --

Exhibit No.         Description

     10.14 Amendment number 1 to Loan and Security Agreement dated February 17, 2000 by and between PHC of Michigan, Inc., PHC, of Utah, Inc., PHC of Virginia, Inc., PHC of Rhode Island, Inc. and Pioneer Counseling of Virginia, Inc. and Heller Healthcare Finance, Inc., f/k/a HCFP Funding in the amount of $2,500,000. (Filed as exhibit 10.70 to the Company's report on Form 10-QSB filed with the Securities and Exchange Commission on May 11, 2000. Commission file 0-22916).
     10.15 Promissory Note for $532,000 dated May 30, 2000 by and between PHC, Inc. and Irwin J. Mansdorf, Ph.D. (Filed as exhibit 10.76 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on September 29, 2000. Commission file number 0-22916).
     10.16 Promissory Note for $168,000 dated May 30, 2000 by and between PHC, Inc. and Yakov Burstein, Ph.D. (Filed as exhibit 10.77 to the
          Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on September 29, 2000. Commission file number 0-22916).
     10.17 Settlement Agreement and Mutual Releases by and between PHC, Inc. and Yakov Burstein, Ph.D. and Irwin J. Mansdorf, Ph.D. dated May 30, 2000. (Filed as exhibit 10.78 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on September 29, 2000. Commission file number 0-22916).
     10.18 Amendment number 2 to Loan and Security Agreement originally dated February 18, 1998 by and among PHC of Utah, Inc., PHC of Virginia, Inc. and PHC of Michigan, Inc. and Heller Healthcare Finance, Inc. in the amount of $3,000,000 amended as of May 24, 2001. (Filed as exhibit
          10.46 to the Company's report on Form 10-KSB dated September 25, 2001. Commission file number 0-22916).
     10.19 Amendment Number 3 dated December 6, 2001 to Loan and Security Agreement dated February 18, 1998 by and between PHC of Michigan, Inc., PHC of Utah, Inc., and PHC of Virginia, Inc. and Heller Healthcare Finance, Inc. providing collateral for the Loan and Security Agreement in the amount of $3,000,000. (Filed as exhibit
          10.50 to the Company's quarterly report on Form 10-QSB, filed with the Securities and Exchange Commission on February 12, 2002. Commission file number 0-22916).
     10.20 Consolidating Amended and Restated Secured Term Note in the amount of $2,575,542 dated December 6, 2001 by and between PHC of Michigan, Inc. and Heller Healthcare Finance, Inc. (Filed as exhibit 10.51 to the Company's Registration Statement on Form 10-QSB, filed with the Securities and Exchange Commission on February 12, 2002. Commission file number 0-22916).
     10.21 Amended and Restated Revolving Credit Note in the amount of $3,000,000 dated December 6, 2001 by and between PHC of Michigan, Inc., PHC of Utah, Inc. and PHC of Virginia, Inc. and Heller
          Healthcare Finance, Inc. (Filed as exhibit 10.52 to the Company's Registration Statement on Form 10-QSB, filed with the Securities and Exchange Commission on February 12, 2002. Commission file number 0-22916).
     10.22 Amended and Restated Consolidated Mortgage Note in the amount of $5,688,598 dated December 6, 2001 by and between PHC of Michigan, Inc. and Heller Healthcare Finance, Inc. (Filed as exhibit 10.53 to the Company's Registration Statement on Form 10-QSB, filed with the Securities and Exchange Commission on February 12, 2002. Commission file number 0-22916).
     10.23 Third Amended and Restated Cross-Collateralization and Cross-Default Agreement dated December 6, 2001 by and between PHC, Inc., PHC of
          Michigan, Inc., PHC of Utah, Inc. and PHC of Virginia, Inc. and Heller Healthcare Finance, Inc. (Filed as exhibit 10.54 to the Company's quarterly report on Form 10-QSB, filed with the Securities and Exchange Commission on February 12, 2002. Commission file number 0-22916).
     10.24 The Company's 1993 Stock Purchase and Option Plan, as amended December 2002. (Filed as exhibit 10.34 to the Company's report on Form S-8 dated January 8, 2003. Commission file number 333-102402).
     10.25 The Company's 1995 Non-Employee Director Stock Option Plan, as amended December 2002. (Filed as exhibit 10.35 to the Company's report on Form S-8 dated January 8, 2003. Commission file number 333-102402).


                                    -- 32 --

Exhibit No.         Description

     10.26 The Company's 1995 Employee Stock Purchase Plan, as amended December 2002. (Filed as exhibit 10.36 to the Company's report on Form S-8 dated January 8, 2003. Commission file number 333-102402).
     10.27 First Amended Consolidating Amended and Restated Secured Term Note by and between PHC of Michigan, Inc. and Heller Healthcare Finance, Inc. (Form 10-KSB, filed with the Securities and Exchange Commission on September 19, 2003. Commission file number 0-22916).
     10.28 Membership Purchase Agreement between PHC, Inc. and Pivotal Research Centers, LLC and its Sellers Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci dated April 30, 2004.(Filed as exhibit 10.27 to the Company's report on Form 8-K filed with the Securities and Exchange commission on May 13, 2004. Commission file number 0-22916).
     10.29 Pledge Agreement entered into April 30, 2004 by and between PHC, Inc. and Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci. (Filed as
          exhibit 10.28 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
     10.30 Security Agreement entered into April 30, 2004 by and between PHC, Inc. and Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci. (Filed as exhibit 10.29 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
     10.31 Secured Promissory Note dated April 30, 2004 in the amount of $1,000,000 by PHC, Inc. in favor of Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci (Note A). (Filed as exhibit 10.30 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
    10.32 Secured Promissory Note dated April 30, 2004 in the amount of $500,000 by PHC, Inc. in favor of Louis C. Kirby, Carol A. Colombo and Anthony
          A. Bonacci (Note B).(Filed as exhibit 10.31 to the Company's report on Form 8-K filed with the Securities and Exchange commission on May 13, 2004. Commission file number 0-22916).
     10.33 Secured Promissory Note dated April 30, 2004 in the amount of $1,000,000 by PHC, Inc. in favor of Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci (Note C). (Filed as exhibit 10.32 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
     10.34 Kirby Employment and non-Compete Agreement. (Filed as exhibit 10.33 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
     10.35 Colombo Employment and non-Compete Agreement. (Filed as exhibit 10.34 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
     10.36 First Amendment to Membership Purchase Agreement and Colombo Employment Agreement and Note C. (Filed as exhibit 10.35 the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
     21.1 List of Subsidiaries.
    *23.1 Consent of BDO Seidman, LLP.
    *23.2 Consent of Woods & Dwyer, PLC, independent auditors.
    *23.4 Consent of Arent Fox, PLLC. Included in exhibit 5.1.
    *24.1 Power of Attorney: included on signature page.

* Indicates exhibits filed with this registration statement

                                    -- 33 --

Item 17. Undertakings.

Registrant undertakes that it will:

     1. file, during any period in which it offers or sells securities, a post-effective amendment to the registration statement to

          i. include any prospectus required by section 10(a)(3) of the Securities Act;

          ii. reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          iii. include any additional or changed material information on the plan of distribution.

     2. for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

     3. file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                    -- 34 --

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Peabody, State of Massachusetts.

                                   PHC, INC.

Date:  July 1, 2004                By: /s/ Bruce A Shear
                                       ________________________
                                           Bruce A. Shear
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Bruce A. Shear his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all Amendments (including post-effective Amendments, to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

      SIGNATURE                        TITLE(S)                      DATE

/s/ Bruce A. Shear             President, Chief Executive
_________________________      Officer and Director
    Bruce A. Shear             (principal executive officer)       July 1, 2004

/s/ Paula C. Wurts             Controller and Treasurer
_________________________      (principal financial
    Paula C. Wurts             and accounting officer)             July 1, 2004

/s/ Gerald M. Perlow           Director                            July 1, 2004
__________________________
    Gerald M. Perlow

/s/ Donald E. Robar            Director                            July 1, 2004
__________________________
    Donald E. Robar

/s/ Howard Phillips            Director                            July 1, 2004
__________________________
     Howard Phillips

/s/ William F. Grieco          Director                            July 1, 2004
__________________________
    William F. Grieco

/s/ David E. Dangerfield       Director                            July 1, 2004
__________________________
    David E. Dangerfield


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